Exhibit 99(a)(10)

          FOR IMMEDIATE RELEASE
          Wednesday, May 3, 1995


          CONTACT:  Information Agent
                    Kissel-Blake Inc.
                    (212) 344-6733


               LINPAC MOULDINGS LTD. ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER TO ACQUIRE ROPAK CORPORATION COMMON STOCK AT $11.00 PER SHARE


               LINPAC MOULDINGS LTD. announced today that, based on a preliminary count by the depositary for the offer, 1,968,969 shares of Ropak Corporation (NASDAQ/NMS Symbol: ROPK) common stock have been tendered to LINPAC Mouldings Ltd. pursuant to its offer to purchase all of the outstanding common stock of Ropak Corporation at $11.00 per share. The offer expired at midnight yesterday, May 2, 1995.

               LINPAC Mouldings Ltd. has accepted for purchase all validly tendered shares (1,968,969, based on the preliminary count) and expects to pay the purchase price as soon as is practicable. Upon completion of the purchase, LINPAC Mouldings Ltd. will own in excess of 90% of the outstanding common stock of Ropak Corporation.